PostRock Reports Third Quarter Results

OKLAHOMA CITY – November 5, 2014 – PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock” or the “Company”) today announced results for the quarter ended September 30, 2014.

Highlights

•	With the benefit of significant hedging gains, net income reached $6.0 million.
•	Revenue hit $21.3 million, up 14% from the prior-year period.
•	Production, at 25:1 gas-to-oil economic equivalency, reached 2,343 BOE per day, up 8%.
•	Oil production rose to 900 barrels per day, up 52% from the prior-year period.
•	Oil now represents 38% of economic equivalent production.
•

Two Searight horizontal wells drilled at mid-year continue to outperform. The first has produced over 41,000 barrels of oil and the second has produced over 11,000 barrels. A third well in the same field has been completed and a fourth should be completed shortly.

•

Subsequent to quarter end, the Company exchanged 32.1 million common shares for $35.0 million of White Deer’s preferred stock. This eliminated $4.4 million of annual dividends that were being recorded as interest and $35.0 million of preferred classified as debt.

•	Bank debt decreased 8% to $80 million during the quarter.
•	Including the preferred exchange, total debt has fallen $42.0 million since mid-year.

Operations

Central Oklahoma – Oil production averaged 700 net barrels per day in the quarter, more than triple prior-year volumes.  The increase was driven by a series of successful workovers early in the year and the two horizontal Searight wells. The first came on-line in June, reaching peak production of over 600 gross barrels per day in early August. It is currently producing 230 gross barrels per day. The well has significantly exceeded expectations, producing over 41,000 gross barrels to date. The second came on-line in July,  reaching peak production of 240 gross barrels per day in August. It is currently producing 80 gross barrels per day and has produced over 11,000 gross barrels to date. The two wells in combination cost $6.2 million. At current prices, they have a projected payback of approximately 14 months and an IRR of 85%.

Based on these results, the Company has started development on two additional horizontal wells targeting the Hunton in the Searight Field. The first has been completed. The second is drilling and should be completed shortly. These wells typically need 45 days to reach peak production.

The first two wells in the PostRock/Silver Creek joint venture have been drilled and completed. The wells, operated by Silver Creek, came on-line in October and are producing trace volumes of oil per day while flowing back frac fluid. More significant results are expected in the first quarter of 2015 once flowback is complete. These wells are the first drilled on the 22,000 acres the Company acquired in late 2013 for the purpose of testing the Woodford and various other intervals.

Cherokee Basin – Net production for the quarter averaged 34.6 MMcf and 168 barrels per day, 9% and 49%, respectively, below the prior-year period. The sharp decline in oil production was due to the suspension of oil  development in August 2013.  The gas decline is  an improvement from the 11-13% historic decline. The gas decline has since moderated further and currently approximates 8% per annum.

Financial Performance

Net income for the quarter was $6.0 million, versus a loss of $645,000 in the prior-year period. After adjusting for unrealized hedging gains, gains on Constellation Energy Partners (“CEP”) units and non-cash interest, the Company had a net loss of $975,000 versus a loss of $2.7 million in the prior-year period. Net operating income for the quarter was $80,000 compared to a $1.7 million loss in the prior-year period.

Revenues for the quarter increased 14% from the prior-year period. Despite lower volumes, gas revenue increased 3% to $12.9 million due to realized prices increasing 13% to $3.86 per Mcf. Despite lower prices, oil revenue increased 41% to $7.8 million, as production grew 52%. Gas gathering revenue decreased slightly to $631,000 as higher gas prices failed to offset lower third-party volumes in the Cherokee Basin.

Production costs, consisting of lease operating expenses, gathering expenses, and severance and ad valorem taxes (“production taxes”) increased $826,000, or 8%, from the prior-year period to $10.8 million. More than half of the rise was due to $471,000 higher production taxes. A further $1.0 million increase came in Central Oklahoma as well count more than doubled and higher costs were incurred for increased fluid production and sour gas processing. The Central Oklahoma increase was offset by an approximate $600,000 reduction in the Cherokee Basin, primarily due to reduced compressor rentals. Central Oklahoma lease operating costs declined 17%  on a per unit basis to $23.11 per BOE.

General and administrative expenses decreased 7%, or $255,000, from the prior-year period to $3.2 million. Excluding $131,000 of legal fees related to CEP expensed in the prior-year period, G&A fell  4%.

As a result of the December 2013 warrant exchange, redeemable preferred stock, with a fair value of $71.9 million, was moved from equity to debt on the balance sheet. Consequently, accretion and paid-in-kind dividends associated with this preferred is reported as $2.6 million of interest expense each quarter. This amount will be cut in half as a result of the preferred exchange consummated in early October. Interest expense accrued based on the amount borrowed under the Company’s revolving credit facility was approximately $870,000, a slight decrease over the prior-year period as bank debt outstanding decreased 8%.

In early October, CEP changed its name to Sanchez Production Partners LLC (“SPP”). During the quarter, the market price of SPP increased $0.90 per unit, causing a mark-to-market gain of $2.3 million. The Company also recognized a realized gain of $667,000 on the sale of the units. The gain in price has since reversed itself.

Hedges

Natural gas and crude oil swaps cover an average of 28.1 MMcf and 315 barrels per day for the fourth quarter at weighted average prices of $4.01 per Mcf and $95.19 per barrel. This represents approximately 80% of anticipated gas production and 35% of anticipated oil production. The following table summarizes the Company’s hedge position at September 30, 2014.

	Oct. - Dec.
	2014	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	2,581,893	8,983,560	7,814,028
Weighted Average Price ($/MMBtu)	$4.01	$4.01	$4.01
NYMEX Oil Swaps
Volume (Bbls)	29,019	71,568	65,568
Weighted Average Price ($/Bbl)	$95.19	$92.73	$90.33

Debt and Preferred

At September 30, $80.0 million was borrowed under the revolving credit facility, a drop of $7.0 million in the quarter.  Proceeds from sales of SPP units were used to reduce debt. On October 31 the Company’s banks affirmed its $115 million borrowing base. At that time, $80.0 million was drawn on the facility. With $1.4 million of letters of credit outstanding, there was $33.6 million of availability.

On July 17, 2014, White Deer extended the date through which the Company may pay the preferred dividends in-kind to June 30, 2016. On September 30, PostRock paid in-kind a quarterly dividend on its preferred. This increased the liquidation value of the preferred by $3.3 million to $112.3 million. White Deer also received 2.8 million additional warrants with a weighted average strike price of $1.18 a share. At September 30, White Deer held a total of 27.4 million warrants exercisable at an average price of $1.48 a share and 11.0 million common shares.

	December 31,	September 30,
	2013	2014
Capitalization	(in thousands)
Long-term debt	$92,000	$80,000
Mandatorily redeemable preferred stock	64,523	65,760
Redeemable preferred stock	23,828	31,341
Stockholders’ deficit	(30,034)	(34,134)
Total capitalization	$150,317	$142,967

Capital Expenditures

During the quarter, capital expenditures totaled $7.0 million, with  $5.8 million being spent on development. This included $2.0 million spent on completing two horizontals drilled in the prior quarter and approximately $2.6 million on drilling two joint venture wells, as well as part of a  third horizontal and a vertical well in Central Oklahoma.  The remainder was spent on a  variety of minor projects.

CEP/SPP Investment

The Company sold 2,683,705 units at an average price of $2.95 during the quarter. Total units sold since April 1  through September 30 reached 3.9 million at an average price of $2.80. As of October 31, an additional 318,016 units had been sold.

Subsequent Event

On October 9, PostRock issued 32.1 million shares of common stock to White Deer in exchange for $35 million of the Company’s preferred stock. This eliminated roughly one-third of White Deer’s preferred position. At October 31, 63.1 million common shares were outstanding, of which White Deer held approximately 68%.

Webcast and Conference Call

PostRock will host a webcast and conference call tomorrow, November 6, 2014, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Stephen L. DeGiusti

EVP, General Counsel & Secretary

sdegiusti@pstr.com

(405) 702-7420

Production

The following table summarizes production for the current and prior-year period.

	Three Months Ended September 30,
	2013	2014
Crude oil (Bbls)
Cherokee Basin	30,468	15,459
Central Oklahoma	20,571	64,130
Appalachian Basin	3,400	2,891
Total	54,439	82,480
Natural gas (MMcf)
Cherokee Basin	3,505	3,179
Central Oklahoma	--	24
Appalachian Basin	135	123
Total	3,640	3,326
Total Barrel of Oil Equivalent (BOE)
Economic equivalent, 25:1 gas-to-oil basis (1)
Cherokee Basin	170,668	142,619
Central Oklahoma	20,571	65,090
Appalachian Basin	8,800	7,811
Total	200,039	215,520
Energy equivalent, 6:1 gas-to-oil basis (2)
Cherokee Basin	614,635	545,292
Central Oklahoma	20,571	68,130
Appalachian Basin	25,900	23,391
Total	661,106	636,813

Realized price (excluding hedges)
Crude oil (per Bbl)	$101.98	$94.79
Natural gas (per Mcf)	$3.41	$3.86

_________

(1)

Natural gas and oil are converted at the rate of 25 Mcf equals one BOE based upon the approximate revenue per unit of production (Mcf or Bbl) realized during the period ($94.79 per barrel of oil and $3.86 per Mcf of gas calculates to a 25:1 economic equivalency).

(2)	Natural gas and oil are converted at the rate of six Mcf equals one BOE based upon the approximate relative energy content of natural gas to oil.

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended September 30,
	2013	2014
	(in thousands)
Net income (loss)	$(645)	$5,997
Adjusted for:
Interest expense, net	883	3,437
Depreciation, depletion and amortization	6,957	7,257
EBITDA	$7,195	$16,691
Other expense, net	—	10
Gain on investment	(740)	(2,919)
Unrealized gain from derivative financial instruments	(1,322)	(6,623)
Gain on disposal of assets	(159)	(42)
Non-cash compensation	836	629
Acquisition costs	62	—
CEPM legal fees	131	—
Adjusted EBITDA	$6,003	$7,746

Although EBITDA and adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”), management considers them important measures of performance. Neither EBITDA nor adjusted EBITDA are a substitute for the GAAP measures of earnings or cash flow or necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. EBITDA and adjusted EBITDA have material limitations as a performance measure because they exclude, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

 (Unaudited)

	Three Months Ended September 30,
	2013	2014
	(in thousands, except per share data)
Revenues
Natural gas sales	$12,426	$12,850
Crude oil sales	5,552	7,818
Gathering	636	631
Total	18,614	21,299
Costs and expenses
Production	9,983	10,809
General and administrative	3,450	3,195
Depreciation, depletion and amortization	6,957	7,257
Gain on disposal of assets	(159)	(42)
Acquisition costs	62	—
Total	20,293	21,219
Operating income (loss)	(1,679)	80
Other income (expense)
Gain from derivative financial instruments	1,177	6,445
Gain on investment	740	2,919
Other expense, net	—	(10)
Interest expense, net	(883)	(3,437)
Total	1,034	5,917
Income (loss) before income taxes	(645)	5,997
Income taxes	—	—
Net income (loss)	(645)	5,997
Preferred stock dividends	(2,907)	(1,116)
Accretion of redeemable preferred stock	(877)	(505)
Net income (loss) attributable to common stockholders	$(4,429)	$4,376
Net income (loss) per common share
Basic income (loss) per share	$(0.18)	$0.14
Diluted income (loss) per share	$(0.18)	$0.14
Weighted average common shares outstanding
Basic	25,000	32,179
Diluted	25,000	32,409

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2013	2014
		(Unaudited)
	(in thousands)
ASSETS
Current assets
Cash and equivalents	$37	$—
Accounts receivable—trade, net	7,722	7,951
Other receivables	194	250
Inventory	886	1,001
Other	820	920
Derivative financial instruments/hedges	54	515
Total	9,713	10,637
Oil and natural gas properties, full cost method of accounting, net	141,911	146,634
Other property and equipment, net	14,180	12,644
Investment, net	14,588	—
Derivative financial instruments/hedges	652	391
Other, net	2,038	1,629
Total assets	$183,082	$171,935
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$7,406	$2,435
Revenue payable	4,397	4,031
Accrued expenses and other	4,055	7,878
Derivative financial instruments/hedges	1,937	273
Total	17,795	14,617
Derivative financial instruments/hedges	1,796	539
Long-term debt	92,000	80,000
Mandatorily redeemable preferred stock	64,523	65,760
Asset retirement obligations	13,099	13,811
Other	75	1
Total liabilities	189,288	174,728
Commitments and contingencies
Series A Cumulative Redeemable Preferred Stock	23,828	31,341
Stockholders’ deficit
Preferred stock	1	2
Common stock	299	328
Additional paid-in capital	397,170	401,198
Treasury stock, at cost	(512)	(2,356)
Accumulated deficit	(426,992)	(433,306)
Total stockholders’ deficit	(30,034)	(34,134)
Total liabilities and stockholders’ deficit	$183,082	$171,935

PostRock Energy Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2013	2014
	(in thousands)
Cash flows from operating activities
Net loss	$(1,659)	$(6,314)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation, depletion and amortization	20,078	21,516
Share-based and other compensation	2,976	2,487
Amortization of deferred loan costs	334	392
Change in fair value of derivative financial instruments	(5,202)	(3,121)
Gain on disposal of assets	(169)	(120)
Gain on investment	(5,185)	(4,625)
Other non-cash changes to items affecting net loss	—	7,703
Changes in operating assets and liabilities
Accounts receivable	(469)	(229)
Accounts payable	(2,426)	(3,079)
Other	643	(453)
Net cash flows from operating activities	8,921	14,157
Cash flows from investing activities
Restricted cash	1,500	(1)
Proceeds from sale of investment	—	19,213
Expenditures for equipment, development and leasehold	(43,601)	(22,002)
Proceeds from sale of assets	372	607
Net cash flows used in investing activities	(41,729)	(2,183)
Cash flows from financing activities
Proceeds from debt	29,000	47,000
Repayments of debt	—	(59,000)
Debt and equity financing costs	(472)	(11)
Proceeds from issuance of common stock	4,076	—
Net cash flows from (used in) financing activities	32,604	(12,011)
Net decrease in cash and cash equivalents	(204)	(37)
Cash and equivalents beginning of period	525	37
Cash and equivalents end of period	$321	$—